Exhibit 99.1

CA Reports Third Quarter Fiscal Year 2009 Results

ISLANDIA, N.Y.--(BUSINESS WIRE)--January 29, 2009--CA, Inc. (NASDAQ:CA):

  GAAP earnings per share increases 29 percent to $0.40
  Non-GAAP earnings per share up 19 percent to $0.43
  Revenue down 5 percent to $1.042 billion or flat in constant currency
  Total bookings down 2 percent to $1.248 billion or up 3 percent in constant currency
  Cash flow from operations up 25 percent to $292 million
  Updates GAAP and Non-GAAP EPS and revenue outlook

CA, Inc. (NASDAQ:CA), the world’s leading independent IT management software company, today announced results for its third quarter fiscal year 2009, ended December 31, 2008.

"I am pleased with our total bookings performance in this challenging global economy,” said John Swainson, CA’s chief executive officer. “In addition, our focus on execution, efficiency and cost controls further improved operating margins that flowed directly to our bottom line and cash flow from operations.

“While customers are closely scrutinizing all IT investments, we are seeing considerable interest in our enterprise software as it enables them to increase the effectiveness and cost efficiency of their IT infrastructures,” Swainson continued. “The breadth of our product line—both distributed and mainframe—has been a source of strength and will continue to be for the balance of this fiscal year and beyond. Our continuing focus on execution, along with one of the strongest and most innovative product portfolios in the enterprise management software market, positions us well to navigate the current economic downturn and for further business success when the global economy improves.”

Total revenue for the third quarter was $1.042 billion, down 5 percent as reported or flat in constant currency, from the $1.1 billion reported in the similar period last fiscal year.

Total North American revenue was up 1 percent as reported or up 2 percent in constant currency in the third quarter while revenue from international operations was down 13 percent as reported or down 3 percent in constant currency, compared with the similar period last year.

Total bookings* in the third quarter were $1.248 billion, down 2 percent as reported or up 3 percent in constant currency, compared with $1.27 billion in the prior year comparable period.

During the third quarter, the Company signed 18 license agreements with incremental values greater than $10 million for a total of $471 million compared with 16 license agreements totaling $303 million in the third quarter of fiscal year 2008.

Weighted average life of subscription and maintenance bookings* in the third quarter increased to 3.10 years, compared with 2.94 years in the prior fiscal year period. When annualized, subscription and maintenance bookings for the quarter were down 5 percent as reported or flat in constant currency.

Total expenses, before interest and income taxes, for the third quarter were $733 million, a decrease of 14 percent as reported or 10 percent in constant currency, compared with $851 million in the prior year period. In the third quarter, GAAP operating income, before interest and income taxes, was $309 million, up 24 percent from the $249 million reported in the prior year period and representing an operating margin of 30 percent, a 7 percentage point improvement from the prior year period.

On a non-GAAP basis, which excludes purchased software and intangibles amortization, restructuring and other costs, and gains and losses on hedges of operating income relating to the remainder of the fiscal year, the Company reported third quarter operating expenses of $704 million, down 12 percent as reported or 8 percent in constant currency from the $798 million reported in the prior year period.

For the third quarter, non-GAAP operating income, before interest and income taxes, was $338 million, up 12 percent from the $302 million reported in the prior year period and representing a non-GAAP operating margin of 32 percent, a 5 percentage point improvement from the third quarter of fiscal year 2008.

The Company reported third quarter GAAP net income of $213 million or $0.40 per diluted common share, compared with net income of $163 million or $0.31 per diluted common share a year earlier, representing a 29 percent increase in earnings per share.

In the third quarter, the GAAP tax rate was 29 percent while the effective tax rate on non-GAAP income was 30 percent.

CA reported non-GAAP net income of $233 million for the third quarter, or $0.43 per diluted common share, compared with $193 million, or $0.36 per diluted common share, reported a year earlier, representing a 19 percent increase in non-GAAP earnings per share.

The Company reported cash flow from operations of $292 million in the third quarter, up 25 percent from the $233 million recorded in the third quarter of fiscal year 2008.

Capital Structure

The balance of cash, cash equivalents and marketable securities at Dec. 31, 2008, was $2.369 billion. With $2.118 billion in total debt outstanding, the Company has a net cash position of $251 million. During the quarter the Company purchased $148 million of the $500 million in 4.75 percent senior notes maturing in December 2009 at a discount to par value.

Outlook for Fiscal Year 2009

The Company updated its fiscal year 2009 annual outlook based on current expectations. The following represents “forward-looking statements” (as defined below).

The Company expects the following:

  Total revenue growth in a range from 1 to 2 percent in constant currency compared to the previous outlook of 2 percent. At current foreign currency exchange rates, this translates to reported revenue of $4.23 to $4.31 billion.
  Total bookings growth of 10 to 15 percent remains unchanged.
  GAAP EPS of $1.29 to $1.40 from $1.31 to $1.38, representing 39 to 51 percent growth from the previous fiscal year, inclusive of approximately $30 million to $50 million of restructuring charges. Previously, the Company anticipated $30 million in restructuring charges.
  Non-GAAP EPS increases to $1.48 to $1.57 from $1.48 to $1.55, representing 24 to 32 percent growth from the previous fiscal year.
  Cash flow from operations remains from $1.15 billion to $1.20 billion, representing 4 to 9 percent growth. This includes approximately $120 million in restructuring payments and relatively flat cash taxes.

Except as otherwise noted, guidance reflects current foreign currency exchange rates, assumes no material acquisitions and a partial currency hedge of operating income. Guidance does not include any impact from the stock repurchase program announced last quarter.

While the Company’s effective tax rate on non-GAAP income was favorably affected in the third quarter by several discrete items resulting in a 30 percent tax rate, the forecasted full-year tax rate of approximately 37 percent remains unchanged.

The Company anticipates approximately 513 million shares outstanding at fiscal 2009 year-end and a weighted average diluted share count of approximately 539 million for the fiscal year.

A reconciliation of each non-GAAP measure to its most directly comparable GAAP financial measure is included in the tables provided as part of this press release.

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package as well as a webcast that the Company will host at 5 p.m. ET today to discuss its third quarter fiscal year 2009 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-809-1564. International participants can listen to the call at 1-706-634-8757.

* As previously disclosed, beginning with the first quarter of fiscal year 2009, the Company has modified the way in which it reports bookings and weighted average life duration in an effort to align these metrics with amounts it expects to recognize as revenue.

About CA

CA (NASDAQ: CA) is the world’s leading independent IT management software company. With CA's Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. For more information, visit www.ca.com.

Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, charges for in-process research and development costs, restructuring and other charges and the gains and losses on hedges of operating income relating to future periods. Non-GAAP income also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the quarter such items arise and the effective tax rate for non-GAAP income generally allocating the impact of such items pro rata to the fiscal year’s remaining reporting periods. Non-GAAP adjusted cash flow excludes restructuring and other payments. Free cash flow excludes capital expenditures. Constant currency calculations are performed by applying prior period foreign exchange rates to current period local currency balances. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

We have assessed and will continue to assess the impact on our business of the general economic downturn and the related impact on the financial services sector in particular. Approximately one third of our revenue comes from arrangements with financial institutions (i.e., banking, brokerage and insurance companies). The majority of these arrangements are for the renewal of mainframe capacity and maintenance associated with transactions processed by such financial institutions. While we cannot predict what impact there may be on our business from further consolidation of the financial industry sector, or the impact from the economy in general on our business, to date the impact has not been material to our balance sheet, results of operations or cash flows. The vast majority of our subscription and maintenance revenue in any particular reporting period comes from contracts signed in prior periods, generally pursuant to contracts ranging in duration from three to five years.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management. These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of the Company’s key financial metrics; given the global nature of the Company’s business, economic factors or political events beyond the Company’s control can affect its business in unpredictable ways; changes to the compensation of the Company’s sales organization and changes to the Company’s sales coverage model and organization could adversely affect the Company’s business, financial condition, operating results and cash flow; if the Company does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; the Company may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; the Company is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; the Company’s business may suffer if it is not able to retain and attract qualified personnel, including key managerial, technical, marketing and sales personnel; failure to adapt to technological change in a timely manner could materially adversely affect the Company’s revenue and earnings; if the Company's products do not remain compatible with ever-changing operating environments, it could lose customers and the demand for its products and services could decrease; the Company may lose access to third party operating systems or certain third party software that the Company uses in daily operations, either of which could delay product development and production; certain software the Company uses is from open source code sources, which, under certain circumstances, may lead to unintended consequences; discovery of errors in the Company’s software could materially adversely affect the Company’s revenue and earnings and subject the Company to product liability claims, which may be costly and time consuming; the Company's credit ratings have been downgraded in the past and could be downgraded further which would require the Company to pay additional interest under its credit agreement and could adversely affect its ability to borrow; the Company has a significant amount of debt; the failure to protect the Company's intellectual property rights and source code would weaken its competitive position; the Company may become dependent upon large transactions with customers; the Company’s sales to government customers subject it to risks, including early termination, audits, investigations, sanctions and penalties; the Company’s software products and the Company’s and customers’ data centers and IT environments may be subject to hacking or other breaches, harming the market perception of the effectiveness of the Company’s products; general economic conditions, including concerns regarding a potential global recession and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector, may lead the Company's customers to delay or forgo technology investments and could have other impacts; the market for some or all of the Company's key product areas may not grow; the use of third party microcode could negatively affect the Company’s product development; the Company may lose access to third party operating systems, which could negatively affect the Company’s product development; third parties could claim that the Company's products infringe their intellectual property rights or that the Company owes royalty payments; fluctuations in foreign currencies could result in translation losses; the Company has outsourced various functions to third parties and these arrangements may not be successful; potential tax liabilities may materially adversely affect the Company’s results; and these factors and the other factors described more fully in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Copyright © 2009 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Revenue:	2008	2007(1)	2008	2007(1)
Subscription and maintenance revenue	$919	$968	$2,859	$2,811
Professional services	87	92	274	280
Software fees and other	36	40	103	101
Total revenue	1,042	1,100	3,236	3,192
Expenses:
Costs of licensing and maintenance	70	64	225	199
Cost of professional services	76	92	239	278
Amortization of capitalized software costs	31	29	91	87
Selling and marketing	307	333	915	956
General and administrative	110	123	342	406
Product development and enhancements	115	135	358	390
Depreciation and amortization of other intangible assets	36	40	109	117
Other (gains) expenses, net	(14)	13	4	8
Restructuring and other	2	22	6	47
Total expenses before interest and income taxes	733	851	2,289	2,488
Income before interest and income taxes	309	249	947	704
Interest expense, net	8	10	14	37
Income before income taxes	301	239	933	667
Income tax expense	88	76	311	238
NET INCOME	$213	$163	$622	$429

Basic income per share	$0.41	$0.32	$1.21	$0.83
Basic weighted average shares used in computation	514	510	513	515
Diluted income per share(2)	$0.40	$0.31	$1.16	$0.80
Diluted weighted average shares used in computation(2)	539	536	540	541
(1)	Certain balances have been reclassified to conform to current period presentation.

(2)	Net income and the number of shares used in the computation of diluted EPS was computed by dividing (i) the sum of net income and the after-tax amount of interest expense recognized in the period associated with outstanding dilutive convertible senior notes by (ii) the sum of the weighted average number of common shares outstanding for the period and the weighted average dilutive common share equivalents.

Table 2
CA, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)
	December 31,	March 31,
	2008	2008

Cash, cash equivalents and marketable securities	$2,369	$2,796
Trade and installment accounts receivable, net	879	970
Deferred income taxes - current	453	623
Other current assets	139	79

Total current assets	3,840	4,468

Installment accounts receivable, due after one year, net	129	234
Property and equipment, net	452	496
Purchased software products, net	165	171
Goodwill	5,348	5,351
Deferred income taxes - noncurrent	237	293
Other noncurrent assets, net	721	743

Total assets	$10,892	$11,756

Current portion of long-term debt and loans payable	826	361
Deferred revenue (billed or collected) - current	2,146	2,664
Deferred income taxes - current	90	106
Other current liabilities	931	1,147

Total current liabilities	3,993	4,278

Long-term debt, net of current portion	1,292	2,221
Deferred income taxes - noncurrent	115	200
Deferred revenue (billed or collected) — noncurrent	956	1,036
Other noncurrent liabilities	267	312

Total liabilities	6,623	8,047

Common stock	59	59
Additional paid-in capital	3,527	3,566
Retained earnings	2,733	2,173
Accumulated other comprehensive loss	(174)	(101)
Treasury stock	(1,876)	(1,988)

Total stockholders’ equity	4,269	3,709

Total liabilities and stockholders’ equity	$10,892	$11,756

Table 3
CA, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Three Months Ended
	December 31,
	2008	2007(1)
OPERATING ACTIVITIES:
Net income	$213	$163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67	69
Provision for deferred income taxes	(37)	(22)
Provision for bad debts	(1)	5
Non-cash share based compensation expense and defined contribution plan	26	35
Gain on sale and disposal of assets and repayment of debt, net	(3)	-
Foreign currency transaction losses (gains) – before taxes	47	(1)
Increase in trade and current installment accounts receivable, net	(189)	(270)
Decrease in noncurrent installment accounts receivable, net	65	45
Increase in deferred revenue (billed or collected) – current & noncurrent	14	106
Increase in taxes payable, net	92	176
Decrease in accounts payable, accrued expenses and other	(5)	(47)
Increase in accrued salaries, wages and commissions	17	12
Restructuring and other, net	(16)	(7)
Changes in other operating assets and liabilities	2	(31)
NET CASH PROVIDED BY OPERATING ACTIVITIES	292	233
INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(33)	-
Settlements of purchase accounting liabilities	(2)	(1)
Purchases of property and equipment	(19)	(26)
Proceeds from sale of assets	1	8
Decrease in restricted cash	1	-
Capitalized software development costs	(33)	(27)
NET CASH USED IN INVESTING ACTIVITIES	(85)	(46)
FINANCING ACTIVITIES:
Dividends paid	(21)	(21)
Purchases of treasury stock	(4)	-
Debt repayments and debt issuance costs, net	(145)	(3)
Exercise of common stock options and other	-	6
NET CASH USED IN FINANCING ACTIVITIES	(170)	(18)
INCREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	37	169
Effect of exchange rate changes on cash	(67)	20
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(30)	189
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,399	1,888
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,369	$2,077
(1)	Certain balances have been reclassified to conform to current period presentation.

Table 4
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Net Income
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Total revenue	$1,042	$1,100	$3,236	$3,192
Total expenses before interest and income taxes	733	851	2,289	2,488

Income before interest and income taxes(1)	309	249	947	704
GAAP Operating Margin (% of revenue)	30%	23%	29%	22%

Non-GAAP operating adjustments:
Purchased software amortization	14	15	43	45
Intangibles amortization	13	16	39	50
Restructuring and other	2	22	6	47
Hedging gains, net(2)	-	-	(10)	-
Total non-GAAP operating adjustments	29	53	78	142
Non-GAAP income before interest
and income taxes	338	302	1,025	846
Non-GAAP Operating Margin (% of revenue)(3)	32%	27%	32%	27%

Interest expense, net	8	10	14	37
Interest on dilutive convertible bonds	(2)	(2)	(6)	(6)
Non-GAAP income before income taxes	332	294	1,017	815

Income tax provision(4)	99	101	351	290

Non-GAAP income(5)	$233	$193	$666	$525

Non-GAAP diluted EPS(5)	$0.43	$0.36	$1.23	$0.97
Diluted weighted average shares used in computation(5)	539	536	540	541
(1)	See the Condensed Consolidated Statement of Operations in Table 1 for a bridge from income before interest and income taxes to net income.

(2)	Consists of (gains) losses on hedges of operating income relating to future periods.

(3)	Excluding stock based compensation of $20 and $29, non-GAAP operating margin would have been 34% and 30% for the three months ended December 31, 2008 and 2007, respectively. On a year to date basis, excluding stock based compensation of $68 and $78, non-GAAP operating margin would have been 34% and 29% for the nine months ended December 31, 2008 and 2007, respectively.

(4)	The effective tax rate on non-GAAP income is the Company’s provision for income taxes expressed as a percentage of non-GAAP income before income taxes. Such tax rate is determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

(5)	Non-GAAP income and the number of shares used in the computation of non-GAAP diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 5
CA, Inc.
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Income per Share
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Operating Expenses	2008	2007	2008	2007

Total expenses before interest and income taxes	$733	$851	$2,289	$2,488

Non-GAAP operating adjustments:
Purchased software amortization	14	15	43	45
Intangibles amortization	13	16	39	50
Restructuring and other	2	22	6	47
Hedging gains, net(1)	-	-	(10)	-
Total non-GAAP operating adjustments	29	53	78	142

Total non-GAAP operating expenses	$704	$798	$2,211	$2,346

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Diluted Income per Share	2008	2007	2008	2007

GAAP diluted income per share	$0.40	$0.31	$1.16	$0.80

Non-GAAP adjustments, net of taxes

Purchased software and intangibles amortization	0.04	0.04	0.10	0.11
Restructuring and other charges	-	0.03	-	0.06
Hedging gains, net(1)	-	-	(0.01)	-
Non-GAAP effective tax rate adjustments(2)	(0.01)	(0.02)	(0.02)	-

Non-GAAP diluted income per share	$0.43	$0.36	$1.23	$0.97
(1)	Consists of (gains) losses on hedges of operating income relating to future periods.

(2)	The effective tax rate on non-GAAP income is the Company’s provision for income taxes expressed as a percentage of non-GAAP income from operations before income taxes. Such tax rate is determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 6
CA, Inc.
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2008		December 31, 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before income taxes(1)	$301	$332	$933	$1,017

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	105	116	327	356

Adjustments for discrete and permanent items(2)	(17)	(17)	(16)	(5)

Total tax expense	88	99	311	351

Effective tax rate(3)	29%	30%	33%	35%
(1)	See Table 4 for a reconciliation of income before interest and income taxes on a GAAP basis to income before income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year’s remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income is the Company’s provision for income taxes expressed as a percentage of GAAP and non-GAAP income before income taxes, respectively. Such tax rates are determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 7
CA, Inc.
Reconciliation of Projected GAAP Earnings per Share to
Projected Non-GAAP Earnings per Share
(unaudited)

	Fiscal Year Ending
	March 31, 2009

Projected GAAP diluted EPS from operations range	$1.29	$1.40

Non-GAAP adjustments from operations, net of taxes
Purchased software and intangibles amortization	0.13	0.13
Restructuring and other charges	0.06	0.04

Non-GAAP projected diluted operating EPS range	$1.48	$1.57

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA, Inc.
Public Relations:
Dan Kaferle, 631-342-2111
daniel.kaferle@ca.com
or
Investor Relations:
Carol Lu, 212-415-6920
carol.lu@ca.com